EXHIBIT 11 – COMPUTATION OF EARNINGS PER SHARE

In thousands of dollars, except per share data

	Nine Months Ended September 30,			Three Months Ended September 30,
	2002	2001		2002		2001
Numerator:
Income (loss) before cumulative effect of a change in accounting principle	$540,879	$(778,427)		$212,514		$(232,198)
Cumulative effect of a change in accounting principle	(16,778,526)	—		—		—

Net loss	(16,237,647)	(778,427)		212,514		(232,198)

Effect of dilutive securities:
Convertible debt – 2.625% issued in 1998	6,825	7,019	*	2,145		2,340	*
Convertible debt – 1.5% issued in 1999	6,525	6,975	*	1,875		2,325	*
LYONS – 1996 issue	—	(225	)*	—		—	*
LYONS – 1998 issue	3,591 *	3,426	*	1,212	*	1,156	*
Less: Anti-dilutive items	(3,591)	(17,195)		(1,212)		(5,821)

Numerator for net income (loss) before cumulative effect of a change in accounting principle per common share – diluted	$554,229	$(778,427)		$216,534		$(232,198)
Numerator for cumulative effect of a change in accounting principle per common share – diluted	(16,778,526)	—		—		—
Numerator for net loss per common share – diluted	(16,224,297)	(778,427)		216,534		(232,198)

Denominator:
Weighted average common shares	604,827	590,015		612,520		593,991

Effect of dilutive securities:
Stock options and common stock warrants	4,054	14,063	* **	2,183		12,037	* **
Convertible debt – 2.625% issued in 1998	9,023	9,282	*	8,515		9,282	*
Convertible debt – 1.5% issued in 1999	8,838	9,454	*	7,628		9,454	*
LYONS – 1996 issue	—	2,324	* **	—		—	* **
LYONS – 1998 issue	3,085 *	3,085	*	3,085	*	3,085	*
Less: Anti-dilutive items	(3,085)	(38,208)		(3,085)		(33,858)

Denominator for net income (loss) per common share – diluted	626,742	590,015		630,846		593,991

Net income (loss) per common share:
Income (loss) before cumulative effect of a change in accounting principle – Basic	$.89	$(1.32)		$.35		$(.39)
Cumulative effect of a change in accounting principle – Basic	$(27.74)	$—		$—		$—

Net income (loss) – Basic	$(26.85)	$(1.32)		$.35		$(.39)

Income (loss) before cumulative effect of a change in accounting principle – Diluted	$.88	$(1.32)		$.34		$(.39)
Cumulative effect of a change in accounting principle – Diluted	$(26.77)	$—		$—		$—

Net income (loss) – Diluted	$(25.89)	$(1.32)		$.34		$(.39)

*	Denotes items that are anti-dilutive to the calculation of earnings per share.
**	Denotes items that are dilutive to the calculation of the September 30, 2001 restatement of earnings per share required upon the adoption of FAS 142.